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                                                                     EXHIBIT 5.1

                         PILLSBURY MADISON & SUTRO LLP
                                 P.O. BOX 7880
                            SAN FRANCISCO, CA 94120
                              Tel: (415) 983-1000
                              Fax: (415) 983-1200

                                October 6, 1997

Gensia Sicor Inc.
9360 Towne Center Drive
San Diego, California 92121

             Re: Registration Statement on Form S-3 (File No. 333-35719) and Registration Statement filed pursuant to Rule 462(b) under the Securities Act for the same offering (the "Registration Statements")

Ladies and Gentlemen:

          We are acting as counsel for Gensia Sicor Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of the resale of 814,248 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, to be issued as a milestone payment by the Company to the limited partners of Gensia Clinical Partners, L.P. (the "Selling Stockholders"). In this regard we have participated in the preparation of the Registration Statements relating to such shares of Common Stock.

          We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and are legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statements and to the use of our name under the caption "Legal Matters" in the Registration Statements and in the Prospectus included therein.

                                 Very truly yours,

                                 /s/ Pillsbury Madison & Sutro LLP